Exhibit 99.1

NEWS RELEASE for November 14, 2007

Contact:

Dina Masi, CFO
Jeffrey Leach, Investor Relations
Integrated BioPharma, Inc.
j.leach@ibiopharma.com
888.319.6962

INTEGRATED BIOPHARMA EXECUTES SPIN-OFF AGREEMENT

HILLSIDE, NJ, November 14, 2007 -- Integrated Biopharma, Inc. (NasdaqGM: INBP) announced today that its Board of Directors has approved the previously-announced spin-off of its InB:Biotechnologies, Inc. subsidiary ("Biotech").  INBP and Biotech have entered into a Separation and Distribution Agreement, which, upon consummation, should result in the tax-free spin-off of Biotech.  INBP will make required informational filings in the near future with the Securities and Exchange Commission relating to the spin-off and expects to complete the spin-off as soon as practicable after the satisfaction of customary closing conditions, including the effectiveness of the registration of Biotech's common stock under the Securities Exchange Act of 1934.  Upon completion of the separation, Biotech will be given a new corporate name distinct from its parent.

About Integrated BioPharma, Inc. (INBP)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company’s biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.ibiopharma.com

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.